Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Announces Public Offering of
4 Million Shares of Common Stock

CAMBRIDGE, MA — June 18, 2005 – Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA) announced today its intention to publicly offer 4 million shares of its common stock pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission.  Momenta Pharmaceuticals also intends to grant an option to the underwriters to purchase up to 600,000 additional shares of common stock solely to cover over-allotments.  All of the shares are being sold by Momenta Pharmaceuticals.

Morgan Stanley & Co. Incorporated is acting as the sole book runner for the offering announced today.  Deutsche Bank Securities Inc. is acting as co-lead manager of the offering.  Co-managers for the offering are Banc of America Securities LLC and SG Cowen & Co., LLC.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Momenta Pharmaceuticals, Inc. is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of improved versions of existing drugs, the development of novel drugs and the discovery of new biological processes.

The offering will be made only by means of a prospectus. A copy of the preliminary prospectus supplement may be obtained from the Prospectus Department of Morgan Stanley (1585 Broadway, New York, NY 10036, telephone 212-761-6775).

Contact:

Michael A. Lawless

Momenta Pharmaceuticals, Inc.

617-395-5189